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                                                                  EXHIBIT 4(j)



                        PAYMENT AND GUARANTEE AGREEMENT



   THIS PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of _______________, 1995, is executed and delivered by CMS Energy Corporation, a Michigan corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Series _A_ Preferred Securities (as defined below) of CMS Energy Michigan Limited Partnership, a Michigan limited partnership ("CMS Energy Michigan").

   WHEREAS, CMS Energy Michigan is issuing on the date hereof $_______________ aggregate stated liquidation preference of limited partner interests of a series designated the ___ % Cumulative Preferred Securities, Series _A_ (the "Series _A_ Preferred Securities"), and the Guarantor desires to enter into this Guarantee Agreement for the benefit of the Holders, as provided herein;

   WHEREAS, CMS Energy Michigan will loan the proceeds from the issuance and sale of the Series _A_ Preferred Securities and the related capital contribution of the General Partner to CMS Energy Michigan (the "G.P. Capital Contribution") to the Guarantor, and the Guarantor will issue Subordinated Debentures in accordance with the Indenture (as such terms are defined below) to evidence such loan; and

   WHEREAS, the Guarantor desires to irrevocably and unconditionally agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other undertakings on the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the premises and other consideration, receipt of which is hereby acknowledged, the Guarantor, intending to be legally bound hereby, agrees as follows:

                                   ARTICLE I

   As used in this Guarantee Agreement, each term set forth below shall, unless the context otherwise requires, have the following meaning. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Amended and Restated Limited Partnership Agreement of CMS Energy Michigan dated as of _______________, 1995 (the "Limited Partnership Agreement").
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   "Board Resolution" means the resolution of the committee of the Board of
Directors of the Guarantor dated ___________, 1995 relating to the Guarantor's ______% Junior Subordinated Deferrable Interest Debt Securities, Series A,
Due _______ (the "Series A Subordinated Debentures").

   "Extension Period" has the meaning specified in the Board Resolution.

   "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by CMS Energy Michigan: (i) any accrued and unpaid dividends which are required to be paid on the Series A Preferred Securities, to the extent CMS Energy Michigan shall have funds on hand sufficient to make such payment and funds legally available therefor, (ii) the Redemption Price (as defined below) payable out of funds legally available therefor with respect to any Series A Preferred Securities called for redemption by CMS Energy Michigan, (iii) upon a liquidation of CMS Energy Michigan, the lesser of (a) the Liquidation Distribution (as defined below) and (b) the amount of assets of CMS Energy Michigan available for distribution to Holders in liquidation of CMS Energy Michigan and (iv) any Additional Amounts (as such term is defined in the Action of the General Partner creating the Series A Preferred Securities under the Limited Partnership Agreement) payable by CMS Energy Michigan in respect of the Series A Preferred Securities.

   "Holder" shall mean any person in whose name a Series A Preferred
Security is registered on the registration books maintained by CMS Energy Michigan; provided, however, that in determining whether the Holders of the requisite percentage of Series A Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

   "Indenture" shall mean the Indenture, dated September 15, 1992, between the Guarantor and NBD Bank, N.A. and the Board Resolution, pursuant to which the Guarantor has issued its Series A Subordinated Debentures in an amount equal to the sum of the aggregate stated liquidation preference of the Series A Preferred Securities plus the G.P. Capital Contribution.

   "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $25 per Series A Preferred Security and all unpaid dividends to the date of payment.

   "Redemption Price" shall mean the aggregate of $25 per Series A Preferred Security and all unpaid dividends to the date fixed for redemption.

   "Special Representative" shall mean any representative of the holders of the limited partner interests of CMS Energy

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Michigan appointed pursuant to Section 13.02(d) of the Limited Partnership
Agreement.


                                   ARTICLE II

   SECTION 2.01. The Guarantor hereby irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by CMS Energy Michigan), to the fullest extent permitted by law, regardless of any defense, right of set-off or counterclaim which the Guarantor may have or assert against CMS Energy Michigan or the General Partner. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment by the Guarantor to the Holders or by payment of such amounts by CMS Energy Michigan to the Holders. Notwithstanding anything to the contrary herein, the Guarantor retains all of its rights under the Indenture to extend the interest payment period on the Series _A_ Subordinated Debentures and the Guarantor shall not be obligated hereunder to pay during an Extension Period any monthly distributions on the Series _A_ Preferred Securities.

   SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

   SECTION 2.03. Except as otherwise set forth herein, the obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (a) the release or waiver, by operation of law or otherwise, of the performance or observance by CMS Energy Michigan of any express or implied agreement, covenant, term or condition relating to the Series _A_ Preferred Securities to be performed or observed by CMS Energy Michigan;

                (b) the extension of time for the payment by CMS Energy Michigan of all or any portion of the dividends (other than an extension of time for the payment of dividends that results from the extension of the interest payment period on the Series _A_ Subordinated Debentures), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Series _A_ Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series _A_ Preferred Securities;

                (c) any failure, omission, delay or lack of diligence on the parts of the Holders or the Special Representative to


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         enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders or the Special Representative pursuant to the terms of the Series _A_ Preferred Securities, or any action on the part of CMS Energy Michigan granting indulgence or extension of any kind;

                (d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, CMS Energy Michigan or any of the assets of CMS Energy Michigan;

                (e)  any invalidity of, or defect or deficiency in, any   of
         the Series _A_ Preferred Securities;

                (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                (g)  any other circumstances whatsoever that might   otherwise
         constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation to the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the occurrence of any of the foregoing.

   SECTION 2.04. The Guarantor expressly acknowledges that (i) this Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative, the Special Representative may enforce this Guarantee Agreement and may take possession of this Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Guarantee Agreement on behalf of the Holders; (iv) the Holders of not less than 10% in aggregate stated liquidation preference of the Series _A_ Preferred Securities have the right to direct the time, method and place of conducting any proceeding or any remedy available in respect of this Guarantee Agreement including the giving of directions to the General Partner or the Special Representative as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Guarantee Agreement as above provided any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against CMS Energy Michigan or any other person or entity.


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   SECTION 2.05.  This is a guarantee of payment and not of collection.  A
Holder or the Special Representative may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against CMS Energy Michigan or any other person or entity before proceeding against the Guarantor. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by CMS Energy Michigan) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

   SECTION 2.06. The Guarantor will be subrogated to all rights of the Holders against CMS Energy Michigan in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by CMS Energy Michigan pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts remain due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

   SECTION 2.07. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of CMS Energy Michigan with respect to the Series _A_ Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                  ARTICLE III

   SECTION 3.01. So long as any Series _A_ Preferred Securities remain outstanding, the Guarantor shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture.

   SECTION 3.02. So long as any Series _A_ Preferred Securities are outstanding, the Guarantor agrees to maintain its corporate existence; provided that the Guarantor may consolidate with or merge with or into, or sell, convey, transfer or lease


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all or substantially all of its assets (either in one transaction or a series of transactions) to, any person, corporation, partnership, limited liability company, joint venture association, joint stock company, trust or unincorporated association if such entity formed by or surviving such consolidation or merger or to which such sale, conveyance, transfer or lease shall have been made, if other than the Guarantor, (i) is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and (ii) shall expressly assume all the obligations of the Guarantor under this Agreement.

   SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those made pari passu by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common stock.


                                   ARTICLE IV

   This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Series _A_ Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of CMS Energy Michigan; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder must restore payments of any sums paid under the Series _A_ Preferred Securities or under this Guarantee Agreement for any reason whatsoever.


                                   ARTICLE V

   SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. Except as provided in Section 3.02, the Guarantor may not assign its obligations hereunder without the prior approval of the Holders of not less than 66 2/3% of the aggregate stated liquidation preference of all Series _A_ Preferred Securities then outstanding.

   SECTION 5.02. This Guarantee Agreement may only be amended by a written instrument executed by the Guarantor; provided that, so long as any of the Series _A_ Preferred Securities remain outstanding, any such amendment that adversely affects the holders of Series _A_ Preferred Securities, any termination of this Guarantee Agreement and any waiver of


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compliance with any covenant hereunder shall be effected only with the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of all Series _A_ Preferred Securities then outstanding.

   SECTION 5.03. All notices, requests or other communications required or permitted to be given hereunder to the Guarantor shall be deemed given if in writing and delivered personally or by recognized overnight courier or express mail service or by facsimile transmission (confirmed in writing) or by registered or certified mail (return receipt requested), addressed to the Guarantor at the following address (or at such other address as shall be specified by notice to the Holders):

                                           CMS Energy Corporation
                                           Fairlane Plaza South
                                           Suite 1100
                                           330 Town Center Drive
                                           Dearborn, Michigan  48126

                                           Facsimile No.: (313) ________
                                           Attention:  _________

   All notices, requests or other communications required or permitted to be given hereunder to the Holders shall be deemed given if in writing and delivered by the Guarantor in the same manner as notices sent by CMS Energy Michigan to the Holders.

   SECTION 5.04. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Series _A_ Preferred Securities.

   SECTION 5.05. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [MICHIGAN] WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF.

   IN WITNESS WHEREOF, the undersigned has executed and delivered this Guarantee Agreement as of the day and year first above written.

                                                  CMS ENERGY CORPORATION


                                                  By:___________________________
                                                  Name:
                                                  Title:



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